Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

NATIONSTAR MORTGAGE ANNOUNCES RECORD SECOND QUARTER 2013 FINANCIAL RESULTS

•	Record GAAP EPS of $1.37 on net income of $123 million

•	Pro forma EPS of $1.50, excluding BofA ramp and other one-time expenses totaling $19 million

•	Well positioned for an improving economy

•	Affirm EPS guidance for ’13 of $4.05—$4.75 and ’14 of $6.45—$7.50

•	Ending servicing portfolio UPB of $318 billion; pro forma UPB of $435 billion

•	Servicing: Profitability targets on track; over $400 billion bulk acquisition pipeline

•	Originations: Record funded volume of $7.1 billion and recapture rate of 48%

•	Completed strategic acquisition of Greenlight Financial Services

Lewisville, TX (August 6, 2013) – Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”), a leading residential mortgage services company, today reported quarterly net income of $123.4 million, or $1.37 per share, for the second quarter 2013 compared to $62.6 million, or $0.70 per share, in the first quarter 2013 and $36.3 million, or $0.41 per share, in the second quarter 2012.

Pro forma Q2’13 EPS was $1.50, after adjusting for $19.4 million in platform ramp and one-time transaction expenses related to the previously announced servicing acquisition from Bank of America (“BofA”), the Greenlight acquisition, and the non-agency advance securitization. Pro forma Q2’13 EPS was up in comparison to both the prior quarter pro forma EPS of $0.85 and Q2’12 pro forma EPS of $0.44.

On a Non-GAAP basis, adjusted EBITDA (“AEBITDA”) for operating segments grew 37% to $243.7 million, or $2.70 per share, for the current quarter versus $178.2 million, or $1.98 per share, in the first quarter 2013. In the current quarter AEBITDA margin was 40%.

Nationstar’s revenue grew 40% to $603.7 million in the second quarter from $431.1 million in the prior quarter and was up 198% from $202.8 million in the second quarter of 2012. Pre-tax income from operating segments for the second quarter was $206.6 million, or $2.29 per share, up 90% from $108.7 million, or $1.21 per share, in the first quarter of 2013 and up 266% from $56.4 million, or $0.63 per share, in the second quarter of 2012. In the current quarter, pre-tax income margin from operating segments was 34%. Pro forma Q2’13 pre-tax income from operating segments was $226.0 million, or $2.50 per share.

Nationstar’s servicing portfolio, as measured by unpaid principal balance (“UPB”), ended the second quarter at $318 billion. Q2’13 ending UPB was up 2% from Q1’13 ending UPB of $312 billion, and up 65% over Q2’12 ending UPB of $193 billion. Pro forma for the closing of the Bank of America PLS portfolios, of which $47 billion closed in early July and the remainder is expected to close in 2013, and other servicing under contract, Nationstar’s UPB is approximately $435 billion.

“We generated strong sequential earnings across our entire platform in the second quarter,” said Jay Bray, Chief Executive Officer of Nationstar. “We successfully boarded the BofA GSE and Ginnie Mae portfolios, completed the acquisition of Greenlight, and continue to make progress on building Solutionstar into a high-margin, fee-based business. Our platforms are strategically positioned to perform in an improving economy and we continue to see compelling opportunities in the marketplace that will deliver long-term value to our shareholders.”

Chief Financial Officer David Hisey said, “We executed on our strategic plan and delivered another quarter of strong financial results. Our servicing segment continues to make progress on our previously identified profitability initiatives which will generate increased earnings and higher margins. Our origination segment experienced a strong quarter of profitability due to record volume and our strategic focus on high margin channels. Solutionstar continues to experience revenue growth and is focused on scaling and diversifying its client and revenue base. We remain on track to hit our full year 2013 and 2014 earnings guidance.”

AFFIRM GUIDANCE: AEBITDA and EARNINGS PER SHARE

For the year ending December 31,
	2013 Range	2014 Range
AEBITDA per Share	$10.10—11.75	$14.70—17.10
Earnings per Share	$4.05—4.75	$6.45—7.50

Business Segments

Servicing

Servicing fee income of $284.6 million was up 38% versus the prior quarter. Servicing fee income before fair value adjustments increased 15% to $275.5 million in second quarter 2013 compared to $240.0 million in the prior quarter.

The average portfolio UPB for the first quarter was $315 billion, a 21% increase over the prior quarter average of $260 billion, primarily due to the closing of the Agency and Government servicing portfolios from BofA that occurred in the first quarter. Nationstar’s pipeline of bulk MSR purchase opportunities is currently in excess of $400 billion in aggregate UPB. Nationstar has executed on flow agreements that are expected to produce $20 billion of UPB in annual volume, with flow servicing annual potential in excess of $55 billion of UPB as the program grows with additional clients.

Servicing pre-tax income increased 110% to $85.3 million from $40.7 million in the prior quarter and was up significantly compared to the pre-tax loss of $4.7 million in the year-ago quarter. Servicing pre-tax margin was 25% in the current quarter. Pro-forma Q2’13 servicing pretax income was $99.7 million after excluding BofA ramp and certain other one-time expenses of $14.4 million. BofA ramp expenses include the hiring of approximately 600 employees in advance of the PLS portfolio acquisitions. Servicing operating profitability as a percentage of UPB was 5 basis points excluding ramp expenses and mark to market adjustments.

As shown in the servicing fee income table appended to this release, the net change in the fair value of mortgage servicing rights and excess spread financing due to mark-to-market adjustments was $59.9 million. The net change in fair value due to other changes, amortization, was $50.8 million. Total servicing portfolio Q2’13 prepayments as measured by CPR were approximately 18% annualized. Prepayments were partially offset by Nationstar’s record origination volume and recapture rate.

Servicing AEBITDA in the current quarter was $109.4 million compared to $100.1 million in the first quarter 2013 and $37.4 million in the second quarter of 2012. Servicing AEBITDA margin was 33% in the current quarter, and servicing AEBITDA as a percentage of UPB was 14 basis points.

Nationstar’s 60 day-plus delinquency rate decreased to 11.8% of UPB, down from 13.8% in the first quarter. This decrease reflects Nationstar’s continued focus on improving portfolio performance which preserves homeownership, increases value for credit owners, and lowers servicing costs.

Origination

Origination revenue increased 45% to $268.7 million in second quarter 2013 on a 109% increase in fundings of $7.1 billion. Excluding correspondent, quarterly origination volume from portfolio recapture, wholesale, and builder channels increased

81% to $5.6 billion. Nationstar’s recapture rate during the first quarter increased to 48% up from 45% in the first quarter. The total application pipeline grew 56% from the prior quarter to $12.2 billion, and the locked pipeline grew 34% to $8.6 billion. Nationstar continues to expect origination volume to exceed $23 billion in 2013, and $31 billion in 2014.

In the current quarter, Nationstar originated $2.7 billion of loans under the Home Affordable Refinance Program (“HARP”), or 38% of total origination volume. Nationstar currently has more than $45 billion of HARP and refinance opportunities within its servicing portfolio.

Of the $7.1 billion in fundings, 78% were from the consumer direct/builder/wholesale channels, and 22% were from the correspondent channel. Nationstar views the correspondent channel as a way to selectively acquire servicing assets at attractive prices.

Origination pre-tax income for the quarter was a record $121.3 million, an increase of 78% from $68.0 million in the prior quarter, and up 99% from $61.1 million in the year-ago quarter. Origination pre-tax income margin was 45% in the current quarter up from 37% in the prior quarter. Pro-forma Q2’13 origination pre-tax income was $126.2 million after excluding BofA and Greenlight ramp expenses of approximately $5.0 million. Q2’13 origination pre-tax income, excluding correspondent, expressed as a percentage of funded volume, was 219 basis points, consistent with the prior quarter.

Nationstar experienced some reduction in gain on sale margins due to reduced premiums on HARP loans. Excluding correspondent, revenue as a percentage of funded loans was 474 basis points. Operating leverage and efficiencies in the quarter offset the decline in top-line gain-on-sale margins, as expenses decreased by 107 basis points, or 30%. Loan officer productivity increased by 90% in the quarter, and Nationstar anticipates further productivity gains in future periods.

Origination AEBITDA for the quarter was a record $134.3 million, an increase of 72% from $78.2 million in the first quarter of 2013, and up 111% from $63.8 million in the second quarter of 2012. Origination AEBITDA margin was 50% in the current quarter, up from 42% in the prior quarter.

Greenlight Financial Services Acquisition

In May, Nationstar completed the acquisition of the mortgage origination business of Greenlight Financial Services (“Greenlight”) for up to $75 million. Greenlight, based in Irvine, California, utilizes a high-volume, rapid turn time funding model with proven experience in television, radio, and other media. The acquisition further diversifies Nationstar’s origination channels and adds a low-cost, profitable source for servicing asset creation, while also providing additional capacity for HARP, recapture, and purchase money originations. Nationstar expects Greenlight to originate in excess of $8 billion annually.

Solutionstar

Solutionstar generated revenue of $38 million in the second quarter, an increase of 15% over the first quarter. Solutionstar completed over 2,400 REO dispositions in the second quarter, and expects to significantly expand the REO management business, as property sale opportunities are expected to significantly increase with the BofA private-label servicing acquisitions. Solutionstar launched the Homesearch.com platform in May 2013, which provides an online real estate marketplace for home buyers, sellers and investors to connect and conveniently complete sales transactions. Solutionstar’s settlement services business completed more than 29,000 appraisals in the second quarter.

Non-GAAP Financial Measures

This disclaimer applies to every usage of “Adjusted EBITDA” or “AEBITDA”, “Pro forma Earnings per Share” or “Pro Forma EPS”, “Pro forma Pre-Tax Income”, and “Servicing Fee Income before fair value adjustments” in this release. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments’ income (loss), and excludes income and expenses that relate to the financing of our senior notes, depreciable (or amortizable) asset base of the business, income taxes, and exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the accounting guidance eliminating the concept of a qualifying special purpose entity. Pro-forma EPS is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Pro forma Q2 ’13 EPS excludes certain expenses related to the acquisition of the $215 billion servicing portfolio from Bank of America, expenses related to the acquisition of Greenlight Financial Services, and expenses related to the non-agency advance receivable securitization. These expenses include the advance hiring of servicing and originations staff, recruiting expenses, travel, licensing, legal expenses, and expenses related to the write-off of facility fees on credit facilities that were retired as part of the non-agency advance receivable securitization. Pro forma pre-tax income is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better earnings per share comparison to prior periods. Pro forma Q2 ’13 pre-tax income excludes certain expenses related to the acquisition of the $215 billion servicing portfolio from Bank of America, expenses related to the acquisition of Greenlight Financial Services, and expenses related to the non-agency advance receivable securitization. These expenses include the advance hiring of servicing and originations staff, recruiting expenses, travel, licensing, legal expenses, and expenses related to the write-off of facility fees on credit facilities that were retired as part of the non-agency advance receivable securitization. This disclaimer applies to every usage of pro-forma AEBITDA per share in this release. Pro-forma AEBITDA per share is a metric that is used by management to exclude certain non-recurring items in an attempt to provide a better AEBITDA per share comparison to prior periods. Pro forma Q2 ’13 AEBITDA per share excludes certain expenses related to the acquisition of the $215 billion servicing portfolio from Bank of America, expenses related to the acquisition of Greenlight Financial Services, and expenses related to the non-agency advance receivable securitization. These expenses include the advance hiring of servicing and originations staff, recruiting expenses, travel, licensing, legal expenses, and expenses related to the write-off of facility fees on credit facilities that were retired as part of the non-agency advance receivable securitization. Servicing fee income before fair value adjustments is a metric that is used by management in an attempt to provide a better sense of the servicing fee income prior to any changes in the fair value of servicing assets. Servicing fee income before fair value adjustments excludes fair value adjustment due to valuation inputs or assumptions for mortgage servicing rights and excess spread financing, and the fair value adjustment due to other changes in fair value for mortgage servicing rights and excess spread financing.

Conference Call Webcast and Investor Presentation

Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss Nationstar’s second quarter 2013 results and other general business matters at 10:00 a.m. (ET) on Tuesday, August 6, 2013. To listen to the event live or in an archive which will be available for 14 days, visit Nationstar’s website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 800-299-9086, or 617-786-2903 internationally. Please use the participant passcode 70733762 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(dollars and shares in thousands, except per share data)

	Three months ended
	June 30, 2013	March 31, 2013	June 30, 2012
Revenues
Servicing fee income	$263,309	$197,596	$88,327
Other fee income	57,795	44,879	12,087

Total fee income	321,104	242,475	100,414
Gain on mortgage loans held for sale	282,561	188,587	102,345

Total revenues	603,665	431,062	202,759
Total expenses and impairments	339,851	268,571	130,372
Other income (expense)
Interest income	52,437	29,608	13,415
Interest expense	(117,911)	(92,374)	(35,913)
Loss on equity investment	—	—	(477)
Gain (Loss) on interest rate swaps and caps	789	1,268	(357)

Total other income (expense)	(64,685)	(61,498)	(23,332)
Income before taxes	199,129	100,993	49,055
Income tax expense	75,669	38,377	12,780

Net income	123,460	62,616	36,275

Other comprehensive income, net of tax Change in value of designated cash flow hedge	1,819	—	(423)
Less: Net income attributable to noncontrolling interests	—	—	—

Net income and comprehensive income attributable to Nationstar Inc.	125,279	62,616	35,852

Earnings per share:
Basic earnings per share	$1.38	$0.70	$0.41

Diluted earnings per share	$1.37	$0.70	$0.41

Weighted average shares:
Basic	89,462	89,293	88,500
Dilutive effect of stock awards	890	649	1,028

Diluted	90,352	89,942	89,528

Dividends declared per share	$—	$—	$—

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2013	March 31, 2013	June 30, 2012
	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$385,938	$220,039	$15,892
Restricted cash	405,462	360,467	119,512
Accounts receivable	3,448,543	3,614,827	2,487,991
Mortgage loans held for sale	4,018,241	1,703,709	837,906
Mortgage loans held for investment, subject to nonrecourse debt—Legacy Assets	257,168	235,915	238,173
Reverse mortgage interests	1,086,024	978,652	310,074
Mortgage servicing rights	1,627,330	1,300,584	604,819
Property and equipment, net	100,699	77,407	39,090
Derivative financial instruments	383,210	182,589	53,193
Other assets	275,766	211,376	189,580

Total assets	$11,988,381	$8,885,565	$4,896,230

Liabilities and equity
Notes payable	$6,168,937	$3,409,886	$2,412,364
Unsecured senior notes	1,969,163	1,669,146	555,938
Payables and accrued liabilities	1,222,063	1,529,898	639,839
Derivative financial instruments	46,745	26,895	18,911
Mortgage servicing liabilities	82,623	82,931	81,979
Nonrecourse debt—Legacy Assets	95,729	98,388	106,271
Excess spread financing (at fair value)	570,497	498,906	266,693
Participating interest financing	880,234	745,263	181,114

Total liabilities	$11,035,991	$8,061,313	$4,263,109

Total Nationstar Inc. stockholders’ equity	947,400	819,262	633,121
Noncontrolling interest	4,990	4,990	—

Total equity	952,390	824,252	633,121

Total liabilities and equity	$11,988,381	$8,885,565	$4,896,230

SERVICING FEE INCOME BEFORE FAIR VALUE ADJUSTMENTS RECONCILIATION

(dollars in thousands)

	Three months ended
	June 30, 2013	March 31, 2013	June 30, 2012
	(unaudited)	(unaudited)	(unaudited)
Total servicing fee income before MSR fair value adjustments	$275,460	$240,010	$111,448
Fair value adjustments due to valuation inputs or assumptions
Mortgage servicing rights	118,362	43,362	(11,504)
Excess spread financing	(58,471)	(41,961)	125

Net change in FV due to valuation inputs or assumptions	59,891	1,401	(10,929)
Fair value adjustments due to other changes in fair value (amortization)
Mortgage servicing rights	(85,486)	(53,021)	(9,821)
Excess spread financing	34,690	18,070	(2,537)

Net change in FV due to other changes in fair value (amortization)	(50,796)	(34,951)	(12,358)

Servicing fee income	284,555	206,460	88,161

Other fee income	50,301	39,065	6,446

Total servicing fee income	$334,856	$245,525	$94,607

PRO-FORMA EARNINGS PER SHARE RECONCILIATION

(dollars in thousands)

	Three months ended
	June 30, 2013	March 31, 2013	June 30, 2012
	(unaudited)	(unaudited)	(unaudited)
Net income	$123,460	$62,616	$36,275
Income taxes	75,670	38,377	12,780

Income before taxes	199,130	100,993	49,055
Portfolio acquisition ramp expenses	19,392	22,228	4,136

Pro-forma pre-tax income	218,522	123,221	53,191
Income taxes (using Q2’13, Q1’13 and Q2’12 tax rate)	(83,038)	(46,823)	(13,856)

Pro-forma Income	135,484	76,397	39,335

Average share count (using Q2’13, Q1’13 and Q2’12 share count)	90,352	89,942	89,528
Pro-forma EPS	$1.50	$0.85	$0.44

AEBITDA RECONCILIATION

(dollars in thousands)

	Three months ended
Net Income from Operating Segments to Adjusted EBITDA Reconciliation	June 30, 2013	March 31, 2013	June 30, 2012
Net income	$123,460	$62,616	$36,275
Plus:
Net loss from Legacy Portfolio and Other	7,470	7,686	7,373
Income tax expense	75,669	38,377	12,780

Net income from Operating Segments	206,599	108,679	56,428
Adjust for:
Interest expense from unsecured senior notes	39,073	30,690	13,516
Depreciation and amortization	5,190	3,528	1,758
Change in fair value of mortgage servicing rights	(32,876)	9,659	20,875
Amortization/accretion of reverse mortgage servicing	(275)	(275)	9
Share-based compensation	2,840	2,858	6,353
Fair value changes on excess spread financing	23,781	23,891	2,412
Fair value changes in derivatives	(639)	(795)	(150)

Adjusted EBITDA	$243,693	$178,235	$101,201

Adjusted EBITDA per share	$2.70	$1.98	$1.13

Earnings per share	$1.37	$0.70	$0.41

SEGMENT AEBITDA AND PRO FORMA PRE-TAX INCOME RECONCILIATION

(dollars in thousands)

FOR QUARTER ENDED JUNE 30, 2013

Adjusted EBITDA to Net Income/(Loss) Reconciliation	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA	$109,405	$134,288	$243,693	$(7,060)	$236,633
Interest expense on corporate notes	(28,945)	(10,128)	(39,073)	—	(39,073)
MSR valuation adjustment	32,876	—	32,876	—	32,876
Excess spread adjustment	(23,781)	—	(23,781)	—	(23,781)
Amortization of mortgage servicing obligations	275	—	275	—	275
Depreciation & amortization	(3,423)	(1,767)	(5,190)	(600)	(5,790)
Stock-based compensation	(1,721)	(1,119)	(2,840)	(21)	(2,861)
Fair value adjustment for derivatives	638	—	638	212	850

Pre-Tax Income/Loss	85,324	121,274	206,598	(7,470)	199,129
Income Tax					(75,669)

Net Income/Loss					123,460

Pre-Tax Income/Loss	85,324	121,274	206,599	(7,470)	199,129
Ramp expenses	14,427	4,960	19,387	—	19,387

Pro Forma Pre-Tax Income/Loss	99,717	126,234	225,986	(7,470)	218,516
Average shares outstanding	90,352	90,352	90,352	90,352	90,352

Earnings per share					$1.37

Pre-Tax Income per share	$0.94	$1.34	$2.29	$(0.08)	$2.20

AEBITDA per share	$1.21	$1.49	$2.70	$(0.08)	$2.62

SEGMENT AEBITDA RECONCILIATION

(dollars in thousands)

FOR QUARTER ENDED MARCH 31, 2013

Adjusted EBITDA to Net Income/(Loss) Reconciliation	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA	$100,077	$78,158	$178,235	$(7,786)	$170,449
Interest expense on corporate notes	(22,667)	(8,023)	(30,690)	—	(30,690)
MSR valuation adjustment	(9,659)	—	(9,659)	—	(9,659)
Excess spread adjustment	(23,891)	—	(23,891)	—	(23,891)
Amortization of mortgage servicing obligations	275	—	275	—	275
Depreciation & amortization	(2,548)	(980)	(3,528)	(373)	(3,901)
Stock-based compensation	(1,710)	(1,148)	(2,858)	—	(2,858)
Fair value adjustment for derivatives	795	—	795	473	1,268

Pre-Tax Income/Loss	40,672	68,007	108,679	(7,686)	100,993
Income Tax					(38,377)

Net Income					$62,616

Pre-Tax Income/Loss	40,675	68,007	108,679	(7,686)	100,993
Ramp expenses	13,172	9,057	22,228	—	22,228

Pro Forma Pre-Tax Income/Loss	53,844	77,064	130,907	(7,686)	123,221
Average shares outstanding	89,942	89,942	89,942	89,942	89,942

Earnings per share					$0.70

Pre-Tax Income per share	$0.45	$0.76	$1.21	$(0.09)	$1.12

AEBITDA per share	$1.11	$0.87	$1.98	$(0.09)	$1.89

FOR QUARTER ENDED JUNE 30, 2012

Adjusted EBITDA to Net Income/(Loss) Reconciliation	Servicing	Origination	Operating	Legacy	Total
Adjusted EBITDA	$37,378	$63,823	$101,201	$(7,488)	$93,713
Interest expense on corporate notes	(13,516)	—	(13,516)	—	(13,516)
MSR valuation adjustment	(20,875)	—	(20,875)	—	(20,875)
Excess spread adjustment	(2,412)	—	(2,412)	—	(2,412)
Amortization of mortgage servicing obligations	(9)	—	(9)	—	(9)
Depreciation & amortization	(1,238)	(520)	(1,758)	(96)	(1,854)
Stock-based compensation	(4,147)	(2,206)	(6,353)	718	(5,635)
Fair value adjustment for derivatives	150	—	150	(507)	(357)

Pre-Tax Income/Loss	(4,669)	61,097	56,428	(7,373)	49,055
Income Tax					(12,780)

Net Income/Loss					$36,275

Average shares outstanding	89,528	89,528	89,528	89,528	89,528

Earnings per share					$0.41

Pre-Tax Income per share	$(0.05)	$0.68	$0.63	$(0.08)	$0.55

AEBITDA per share	$0.42	$0.71	$1.13	$(0.08)	$1.05

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, Nationstar offers servicing, origination, and real estate services to financial institutions and consumers. Nationstar is one of the largest servicers in the United States and operates an integrated loan origination business that mitigates servicing portfolio run-off and improves credit performance for loan investors. Our Solutionstar business unit offers asset management, settlement, and processing services. As of July 31, 2013, Nationstar employs over 7,700 people. Additional corporate information is available at www.nationstarholdings.com.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements convey Nationstar’s current expectations or forecasts of future events. When used in this release, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “target,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Nationstar’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of Nationstar’s Form 10-K for the year ended December 31, 2012, and other filings Nationstar makes with the SEC, which are available at the SEC’s website at http://www.sec.gov. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. Unless required by law, Nationstar undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this release.

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